Exhibit 99.1
CONTACT:
Kara Stancell, Investor Relations & Corporate Communications, (602) 808-3854
MEDICIS REPORTS FOURTH QUARTER AND YEAR END 2006
FINANCIAL RESULTS
SCOTTSDALE, Ariz.—February 28, 2007—Medicis (NYSE:MRX) today announced revenue for the three months ended December 31, 2006 of approximately $99.1 million, compared to $80.7 million for the three months ended December 31, 2005. Net income computed in accordance with U.S. generally accepted accounting principles (GAAP) for the three months ended December 31, 2006 was $17.9 million, or $0.27 per diluted share, compared to GAAP net income of $37.3 million, or $0.56 per diluted share for the three months ended December 31, 2005. Diluted per share amounts are calculated using the “if-converted” method of accounting in accordance with GAAP. FAS 123R share-based compensation expense was approximately $4.9 million for the three months ended December 31, 2006, or approximately $3.7 million after taxes, and approximately $0.05 per diluted share. The three months ended December 31, 2005 includes income associated with the break-up fee received by the Company upon the termination of the proposed merger with Inamed. FAS 123R share-based compensation expense decreased approximately 37% after taxes as compared to the same period in 2005.
Non-GAAP earnings per diluted share for the three months ended December 31, 2006, adjusted only for FAS 123R share-based compensation expense, was approximately $0.33 per diluted share, compared to $0.29 per diluted share for the three months ended December 31, 2005.
“We are pleased to announce strong results for the quarter and year end,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “As we reflect on 2006, we are encouraged by the U.S. Food and Drug Administration’s (FDA) approvals of SOLODYN® and ZIANA™, two new and innovative products for physicians’ acne therapy repertory. We are equally encouraged by the solid growth of RESTYLANE®, and we look forward to continuing growth with the anticipated introduction of PERLANE®. We believe, furthermore, that the research and development expenditures in 2006, in particular RELOXIN®, will enhance Medicis’ impressive product portfolio in future years. As we enter a new calendar year, we remain committed to increasing shareholder value as we strengthen our pipeline, continue the success of recent product launches and move forward with our unique efforts to expand the aesthetics market.”
Revenue for the twelve months ended December 31, 2006 was approximately $349.2 million, and net loss computed in accordance with GAAP was $75.8 million, or $1.39 per share. Due to the Company’s net loss during the twelve months ended December 31, 2006, a calculation of diluted earnings per share is not required.
Effective December 31, 2005, Medicis changed its fiscal year end from June 30 to December 31 in order to align our fiscal year end with other companies within our industry. As a result of this change, the twelve month year ended December 31, 2005 financial results are unaudited.

Additional details regarding the reported periods will be available in the Company’s Form 10-K to be filed with the Securities and Exchange Commission on March 1, 2007.
Medicis provides non-GAAP financial information which has been adjusted for share-based compensation. Balances adjusted for share-based compensation are referred to as “non-GAAP.” Further discussion of the non-GAAP financial information, as well as a reconciliation of the non-GAAP financial results and Medicis’ GAAP financial results can be found below.
For the three months ended December 31, 2006, revenue increased $9.1 million to $99.1 million, compared to $90.0 million for the three months ended September 30, 2006, and $18.4 million as compared to $80.7 million for the three months ended December 31, 2005. The sequential and year over year increase in revenue for the December 2006 quarter was primarily due to continued strong demand for RESTYLANE® and SOLODYN® and the initial shipping of ZIANA™ during the three months ended December 31, 2006. Additionally, the Company began shipping 30 tablet count bottles of SOLODYN® for all three dosage strengths. No shipments of PERLANE® were made in the United States during the three months ended December 31, 2006. PERLANE® is not presently approved by the FDA for use in the U.S.
Acne Products
Medicis recorded revenue of approximately $65.0 million associated with its Acne Products in the three months ended December 31, 2006. The $22.4 million increase in Acne Products from the three months ended September 30, 2006 is primarily due to the increase in prescriptions associated with SOLODYN® and the initial shipments of ZIANA™ and the 30 tablet count bottles of SOLODYN® during the three months ended December 31, 2006. Medicis’ Acne Products include primarily DYNACIN®, PLEXION®, SOLODYN®, TRIAZ® and ZIANA™.
Non-Acne Products
Medicis recorded revenue of approximately $26.0 million associated with its Non-Acne Products in the three months ended December 31, 2006. This represents an approximately $14.9 million decrease as compared to the three months ended September 30, 2006. The growth in revenue and demand of the RESTYLANE® products sequentially and as compared to the same period last year, were offset by the decline in demand for the Company’s LOPROX® and VANOS™ brands. As a result of the lowered expectations for the demand for these brands, the Company increased its sales reserves, resulting in a decline in revenue for LOPROX® and VANOS™ for the three months ended December 31, 2006. Medicis will continue to monitor demand for these brands and adjust its sales reserves accordingly. Demand for RESTYLANE® has continued to increase, growing in excess of 20% during the three months ended December 31, 2006 as compared to the same period in the prior year. Medicis’ Non-Acne Products include primarily LOPROX®, RESTYLANE® and VANOS™.
Other Non-Dermatological Products
Medicis recorded revenue of approximately $8.0 million associated with its Other Non-Dermatological Products during the three months ended December 31, 2006. This represents approximately $1.6 million growth sequentially as compared to the three months ended September 30, 2006. Medicis’ Other Non-Dermatological Products include primarily AMMONUL®, BUPHENYL® and contract revenue.

Other Income Statement Items
Gross profit margins for the three months ended December 31, 2006 increased 3.3 percentage points to 88.3%, compared to 85.0% for the three months ended December 31, 2005. The increase in gross profit margins was primarily attributable to the change in product mix towards the higher gross profit margin products such as SOLODYN® and RESTYLANE®.
GAAP selling, general and administrative (SG&A) expenses for the three months ended December 31, 2006 were $50.9 million, or 51.4% of net revenues, compared to $38.7 million, or 48.0% of net revenues, for the same period last year. The increase in SG&A as compared to the same period last year was primarily due to costs associated with promotional programs for RESTYLANE®, the expansion of the aesthetics sales force, costs associated with the anticipated launch of PERLANE® and promotional spending behind the launches of SOLODYN® and ZIANA™. Approximately $4.8 million was recorded in SG&A related to FAS 123R share-based compensation expense for the three months ended December 31, 2006.
GAAP research and development (R&D) expenses for the three months ended December 31, 2006 were $11.9 million, or 12.0% of net revenues, compared to $17.3 million, or 21.5% of net revenues, for the same period last year. For the three months ended December 31, 2005, R&D expenses included $11.9 million associated with a milestone payment related to a development agreement with Dow Pharmaceutical Sciences, Inc. for the development of ZIANA™. R&D expenses for the three months ended December 31, 2006 primarily consisted of ongoing expenses related to RELOXIN®. Approximately $0.1 million was recorded in R&D related to FAS 123R share-based compensation expense for the three months ended December 31, 2006.
2007 Guidance Update
Based upon information available currently to the Company, the Company’s financial guidance is as follows:
Calendar 2007
(in millions, except per share amounts)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Calendar Year
	(3/31/07)	(6/30/07)	(9/30/07)	(12/31/07)	End 2007
	Estimated (a)	Estimated (a)	Estimated (a)	Estimated (a)	Estimated (a)
Revenue Objective	$95	$110	$120	$130	$455
Non-GAAP diluted earnings per share objectives (b)	$0.18	$0.27	$0.38	$0.50	$1.33

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Calendar Year
	(3/31/07)	(6/30/07)	(9/30/07)	(12/31/07)	End 2007
	Estimated (a)	Estimated (a)	Estimated (a)	Estimated (a)	Estimated (a)
FAS 123R share-based compensation expense	($0.06)	($0.06)	($0.05)	($0.04)	($0.21)

GAAP diluted earnings per share objectives	$0.12	$0.21	$0.33	$0.46	$1.12

(a)	Includes revenue associated with PERLANE®, assuming approval by the FDA

(b)	Excludes special charges associated with FAS 123R share-based compensation expense and R&D development milestone or contract payments
The Company is anticipating the following for 2007:
•
gross profit margins of approximately 89% of revenue primarily due to higher margin products such as RESTYLANE® and SOLODYN® contributing to a greater percentage of revenue than in previous quarters and years;

•	SG&A expenses absent FAS 123R share-based compensation expense to be approximately 50% of revenue;

•	R&D expenses, including expenses related to the development of RELOXIN®, to be approximately 7% of revenue;

•	depreciation and amortization to be approximately $6.0-$7.0 million per quarter;

•	the effective tax rate to be approximately 38%; and

•	approximately 73.5 million fully diluted if-converted shares outstanding on average for the year.
The current revenue and earnings per share estimates above represent the approximate median of Medicis’ guidance range, including R&D expenses associated with the RELOXIN® project, promotional spending for RESTYLANE®, launch costs associated with ZIANA™ and with the potential approval of PERLANE®, and the costs associated with the aesthetics sales force expansion in anticipation of the potential PERLANE® launch. FAS 123R share-based compensation expense is estimated to be approximately $21 million pre-tax, or approximately $0.21 per diluted share for 2007.
At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company.

“If-Converted” Net Income and Diluted Earnings Per Share
“If-converted” net income and diluted earnings per share amounts are calculated using the “if-converted” method of accounting in accordance with GAAP regardless of whether the outstanding Old Notes and New Notes meet the criteria for conversion and regardless of whether the bondholders actually convert their bonds into shares.
Use of Non-GAAP Financial Information
To the extent that the Company has provided non-GAAP financial information in this press release, it has done so in order to provide meaningful supplemental information regarding its operational performance and to enhance its investors’ overall understanding of its core financial performance. Management measures the Company’s performance using non-GAAP financial measures such as those that are disclosed in this press release. This information facilitates management’s internal comparisons to the Company’s historical core operating results, comparisons to competitors’ core operating results and is a basis for financial decision making. Management believes that Medicis’ investors benefit from seeing the Company’s results on the same basis as management, in addition to the GAAP presentation. In our view, the non-GAAP adjustments are informative to investors, allowing them to focus on the ongoing operations and the core results of Medicis’ business. Historically, Medicis has reported similar non-GAAP information to its investors and believes that the inclusion of comparative numbers provides consistency in the Company’s financial disclosures. This information is not in accordance with, or an alternative for, information prepared using GAAP in the United States. It excludes items, such as special charges for R&D, FAS 123R share-based compensation expense, the impairment of long-lived assets, and litigation reserves that may have a material effect on the Company’s net income and diluted net income per common share calculated in accordance with GAAP. The Company excludes such charges and the related tax benefits when analyzing its financial results as the items are distinguishable events and have no impact to the Company’s ongoing results of operations. Management believes that by viewing the Company’s results of operations excluding these charges, investors are given an indication of the ongoing results of the Company’s operations.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the prescription brands RESTYLANE® (hyaluronic acid), DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), OMNICEF® (cefdinir), PLEXION® (sodium sulfacetamide/sulfur), SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide) Cream, 0.05%, VANOS™ (fluocinonide) Cream, 0.1%, SYNALAR® (fluocinolone acetonide), and ZIANA™ (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, BUPHENYL® (sodium phenylbutyrate) and AMMONUL® (sodium phenylacetate/sodium benzoate), prescription products indicated in the treatment of Urea Cycle Disorder, and the over-the-counter brand ESOTERICA®. For more information about Medicis, please visit the Company’s website at www.medicis.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements, including:
•	Medicis’ future prospects;

•	revenue, expense, tax rate and earnings guidance;

•	information regarding business development activities and future regulatory approval of the Company’s products;

•	the approval of PERLANE® by the FDA;

•	the successful launches and growth of PERLANE®, SOLODYN® and ZIANA™;

•	the future expansion of the aesthetics market; and

•	expectations relating to the Company’s product development pipeline.
These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. The Company’s business is subject to all risk factors outlined in the Company’s most recent annual report on Form 10-K/T for the transition year ended December 31, 2005 and other documents we file with the Securities and Exchange Commission. At the time of this press release, the Company cannot, among other things, assess the likelihood, timing or forthcoming results of R&D projects, the risks associated with the FDA approval process and risks associated with significant competition within the Company’s industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company’s primary brands, in particular, the approval of a generic LOPROX® Cream and LOPROX® TS, or a substitutable DYNACIN® Tablet form, and any future competitive product approvals that may affect the Company’s brands, including the RESTYLANE® franchise.
Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for R&D work that has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty about the periods in which these potential payments could be made, nor if any payments such as these will be made at all. Any estimated future guidance does not include, among other things, the potential payments associated with any such transactions.
There are a number of additional important factors that could cause actual results to differ materially from those projected, including:
•	the anticipated size of the markets and demand for Medicis’ products;

•	the availability of product supply or changes in the costs of raw materials;

•	the receipt of required regulatory approvals;

•	product liability claims;

•	the introduction of federal and/or state regulations relating to the Company’s business;

•	dependence on sales of key products;

•	changes in the treatment practices of physicians that currently prescribe the Medicis’ products;

•	the uncertainty of future financial results and fluctuations in operating results;

•	dependence on Medicis’ strategy (including the uncertainty of license payments and/or other payments due from third parties);

•	changes in reimbursement policies of health plans and other health insurers;

•	the timing and success of new product development by Medicis or third parties;

•	inadequate protection of Medicis’ intellectual property or challenges to the validity or enforceability of the Medicis’ proprietary rights;

•	competitive product introductions;

•	the risks of pending and future litigation or government investigations; and

•	other risks described from time to time in Medicis’ filings with the Securities and Exchange Commission.
Forward-looking statements represent the judgment of Medicis’ management as of the date of this release and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF® is a trademark of Fujisawa Pharmaceutical Co. Ltd. and is used under a license from Abbott Laboratories, Inc. On April 1, 2005, Fujisawa Pharmaceutical Co. Ltd. merged with Yamanouchi Pharmaceutical Co. Ltd., creating Astelles Pharma, Inc. RESTYLANE® and PERLANE® are registered trademarks of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks (or brands) and names are the property of Medicis or its Affiliates.

Medicis Pharmaceutical Corporation
Summary Statements of Operations
(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Product revenues	$95,704	$76,171	$333,625	$313,684
Contract revenues	3,363	4,519	15,617	46,002

Total revenues	99,067	80,690	349,242	359,686
Cost of revenues	11,626	12,087	41,741	52,288

Gross profit	87,441	68,603	307,501	307,398
Operating expenses:
Selling, general and administrative	50,893	38,702	206,822 (a)	149,607
Impairment of long-lived assets	—	9,171	52,586	9,171
Research and development	11,869	17,313	161,837 (b)	42,903
Depreciation and amortization	5,538	6,113	23,048	24,548

Total operating expenses	68,300	71,299	444,293	226,229
Operating income (loss)	19,141	(2,696)	(136,792)	81,169
Other income, net	—	(59,801) (c)	—	(59,801)	(c)
Interest income, net	(5,918)	(3,276)	(20,147)	(5,804)
Income tax expense (benefit)	7,207	23,120	(40,796)	53,287

Net income (loss)	$17,852	$37,261	$(75,849)	$93,487

Basic net income (loss) per common share	$0.32	$0.69	$(1.39)	$1.72
Diluted net income (loss) per common share	$0.27	$0.56	$(1.39)	$1.44
Shares used in basic net income (loss) per common share	55,139	54,335	54,688	54,290
Shares used in diluted net income (loss) per common share	71,314	69,710	54,688	69,562
Cash flow from (used in) operations	$33,776	$119,924	$(40,963)	$232,506

(a)
Selling, general and administrative expense for the twelve months ended December 31, 2006 includes approximately $24.5 million of FAS 123R share-based compensation expense and other items described in the Company’s Form 10-K to be filed with the SEC on March 1, 2007.

(b)
Research and development expense for the twelve months ended December 31, 2006 includes $125.2 million related to the Company’s development and distribution agreement with Ipsen for the development of Reloxin®.

(c)
Other income, net, during the three and twelve months ended December 31, 2005, represented a termination fee related to the terminated Inamed merger transaction, net of the expensing of accumulated transaction costs and integration planning costs incurred.

Medicis Pharmaceutical Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share data)

	Three months ended			Three months ended
	December 31, 2006			December 31, 2005
	Dollar Value		EPS Impact	Dollar Value		EPS Impact
GAAP net income	$17,852		$0.32	$37,261		$0.69
Interest expense and associated bond offering costs (tax-effected)	$1,674	(a)		$1,674	(a)

GAAP “if-converted” net income and diluted EPS	$19,526		$0.27	$38,935		$0.56
Non-GAAP adjustments:
Impairment of long-lived assets	—		—	9,171		0.13
FAS 123R share-based compensation expense:
Selling, general and administrative	4,793		0.07	6,763		0.10
Research and development	132		0.00	494		0.01
Research and development expense related to milestone payment under a development agreement with Dow	—		—	11,948		0.17
Other income related to the termination fee related to the terminated Inamed merger transaction, net of the expensing of accumulated transaction costs and integration planning costs incurred	—		—	(59,801)		(0.86)
Income tax effects	(1,200)		(0.01)	12,623	(b)	0.18

Non-GAAP “if-converted” net income and diluted EPS	$23,251		$0.33	$20,133		$0.29

	2006	2005
Shares used in basic net income per common share	55,139	54,335
Shares used in diluted net income per common share	71,314	69,710
(a)
In order to determine “if-converted” net income, the tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and the associated bond offering costs of $1.7 million are added back to GAAP net income for the three months ended December 31, 2006 and 2005, respectively.

(b)	Total tax effect for non-GAAP pre-tax adjustments and other income tax adjustments consisted of the following amount (in thousands):

Tax effect for impairment of long-lived asset	$	(3,301)
Tax effect for FAS 123R share-based compensation adjustment		(1,368)
Tax effect for research and development milestone payment		(4,240)
Tax effect for net Inamed merger termination fee gain		21,532

		$12,623

The following table represents a reconciliation of GAAP selling, general and administrative expenses to non-GAAP selling, general and administrative expenses. All numbers are shown in thousands and are not tax-effected.

	Three Months Ended
	December 31,
	2006	2005
GAAP selling, general and administrative	$50,893	$38,702
FAS 123R share-based compensation expense	(4,793)	(6,763)

Non-GAAP selling, general and administrative expenses	$46,100	$31,939

The following table represents a reconciliation of GAAP research and development expenses to non-GAAP research and development expenses. All numbers are shown in thousands and are not tax-effected.

	Three Months Ended
	December 31,
	2006	2005
GAAP research and development expenses	$11,869	$17,313
Development milestone payment to Dow	—	(11,948)
FAS 123R share-based compensation expense	(132)	(494)

Non-GAAP research and development expenses	$11,737	$4,871

Medicis Pharmaceutical Corporation

Balance Sheets

	December 31,	December 31,
	2006	2005
Assets
Cash, cash equivalents & short-term investments	$554,261	$742,532
Accounts receivable, net	36,370	46,697
Inventory, net	27,016	19,076
Other current assets	39,037	24,979

Total current assets	656,684	833,284
Property & equipment, net	6,576	5,416
Intangible assets, net	232,314	302,930
Deferred tax asset	41,241	—
Long-term investments	130,290	—
Other assets	2,181	4,325

Total assets	$1,069,286	$1,145,955

Liabilities and stockholders’ equity Current liabilities	$106,662	$140,831
Contingent convertible senior notes 2.5%, due 2032	169,155	169,155
Contingent convertible senior notes 1.5%, due 2033	283,910	283,910
Deferred tax liability	—	8,572
Stockholders’ equity	509,559	543,487

Total liabilities and stockholders’ equity	$1,069,286	$1,145,955

Working capital	$550,022	$692,453

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